EXHIBIT 99.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

                                                Year Ended
                                               December 31,
                                          ---------------------
                                            2002         2001
                                          ---------------------

Net sales                                 $2,507.7     $2,199.8
Cost of sales                              1,445.9      1,274.2
Selling, general and administrative          585.5        516.5
Amortization of intangibles and
   other assets                               23.8         41.5
Restructuring and other special charges       17.5           --
                                           -------      -------
Operating income                             435.0        367.6
                                           -------      -------
Other income (expense)                        (0.6)        (1.8)
Interest income                                3.7          2.4
Interest expense                             (19.2)       (27.0)
Income from equity investments, net           13.4           --
Termination of interest rate swap agreement    --          (8.9)
                                           -------      -------
Earnings before income taxes and
   extraordinary loss                        432.3        332.3

Provision for income taxes                   177.7        149.5
                                           -------      -------
Net earnings before extraordinary loss    $  254.6     $  182.8
Extraordinary loss, net of tax benefit          --          3.2
                                           -------      -------
Net earnings after extraordinary loss     $  254.6     $  179.6
                                           =======      =======

Net earnings before extraordinary loss
   and special charges                    $  264.8     $  187.7
                                           =======      =======

Diluted earnings per common share:
---------------------------------
Net earnings before extraordinary loss    $   1.77     $   1.29
                                           -------      -------
Net earnings after extraordinary loss     $   1.77     $   1.27
                                           -------      -------
Net earnings before extraordinary loss
   and special charges                    $   1.84     $   1.33
                                           -------      -------

Weighted average shares oustanding           144.2        141.1
                                           -------      -------
EBITDA                                    $  563.8     $  468.7
                                           -------      -------